Exhibit 10.17

FORM OF INTERNALIZATION AGREEMENT

This INTERNALIZATION AGREEMENT (this “Agreement”) is executed as of          , 2014 by and among POLAR STAR OPERATING PARTNERSHIP S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg (the “Operating Partnership”), and OBLIGO INVESTMENT MANAGEMENT AS, a limited liability company (AS) incorporated in Norway (“Obligo”).  Capitalized terms used but not defined herein shall have the meanings set forth on Exhibit A.

R E C I T A L S:

WHEREAS, in connection with the initial public offering of Polar Star Realty Trust Inc., a Maryland corporation (the “Company”), the Company needs to obtain certain employees and the knowledge, and experience they bring to be able to carry out its business and recognize the formation work completed by certain employees;

WHEREAS, in order for the Company to continue its business, Obligo shall transfer and assign to the Company certain individuals listed in Schedule 1 (the “Team”) which are expected to be used by the Company in its performance of its duties and obligations (such transfer and assignment is referred to herein as the “Internalization Transaction”) in exchange for 369,565 ordinary shares of the Operating Partnership (“OP Shares”) and 369,565 Class B shares of the Operating Partnership (“Class B OP Shares”), and the that the Company and the Operating Partnership, including its subsidiaries, assume the undertaking in Section 4.04 below; and

WHEREAS, upon completion of the Internalization Transaction, the Company expects to enter into an interim transition agreement with Obligo pursuant to which Obligo will provide certain services to the Company in support of the Company’s operations following its initial public offering (the “Interim Transition Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of obtaining certain employees and the knowledge, and experience they bring for the Company and its subsidiaries to be able to carry out the business and for the costs incurred and efforts expended in the formation activities of the Company and its subsidiaries completed by certain of those employees and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Internalization Transaction.

(a)                                 Immediately following the completion of the successful IPO of the Company (the “Closing Date”), the Internalization Transaction shall be completed and Obligo shall be issued 369,565 OP shares and 369,565 Class B OP shares being issued to Obligo.

Section 2.                                           Closing.

2.01                        Closing Date and Place.  The closing of the transactions contemplated hereby (the “Closing”) will take place on the Closing Date at the U.S. principal office of the Manager and the Operating Partnership located at One World Financial Center, Suite 2200, New

York, New York 10281, or at such other time and location as may be mutually agreed by the parties hereto.

2.02                        Closing Actions and Documents.  At the Closing, the following events shall have occurred or occur and the following closing documents shall be delivered by and to the parties specified below:

(a)                                 The Team shall be the employees of the Manager, provided that as contemplated by the employment contracts between an affiliate of the Company and members of the Team, such members shall be permitted to provide the Transitional Services to Obligo as provided by that Interim Transition Agreement dated the          day of                          2014 between the Company and Obligo.

(b)                                 The Operating Partnership shall issue 369,565 OP Shares and 369,565 Class B OP Shares to Obligo as contemplated by this Agreement.

(c)                                  Such other documents or items as may be reasonably required to effect the consummation of the transactions contemplated by this Agreement.

2.03                        Costs.  Each party hereto shall pay for all out-of-pocket costs incurred in connection with such party’s execution of this Agreement and the consummation of the transactions contemplated hereby.  The provisions of this Section 2.03 shall survive the Closing.

Section 3.                                           Representations and Warranties.

3.01                        Representations and Warranties of Obligo.  Obligo hereby represents, warrants and covenants to the Company as follows as of the Closing, which representations, warranties and covenants shall survive the Closing:

(a)                                 Due Authorization; Approvals.  This Agreement and each of the documents contemplated hereby (together, the “Transaction Documents”) have been duly authorized, executed and delivered by Obligo, and constitute the legal, valid and binding agreement of Obligo, enforceable against Obligo in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.  The execution and delivery of this Agreement and the Transaction Documents by Obligo, and the performance by Obligo of the transactions contemplated hereby and thereby have been duly approved by Obligo and no other corporate or other proceedings on the part of Obligo is necessary to authorize the execution and delivery by Obligo of this Agreement or the Transaction Documents.  Upon their execution, the Transaction Documents will be duly executed and delivered by Obligo and will constitute valid and binding obligations of Obligo, enforceable against Obligo in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.

(b)                                 No Conflict; Legal Compliance.  (i) Neither the execution, delivery, nor performance of this Agreement or the Transaction Documents by Obligo, nor any action or omission on the part of Obligo required pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby will (1)result in a breach of any term or provision of the organizational documents of Obligo; or (2) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which Obligo is a party or by which any of its properties is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (1) or (2), for such breaches, cancellations, terminations, acceleration, default or violation that would not reasonably be expected to result in a material adverse effect.

(c)                                  Insolvency.  Obligo has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(d)                                 Brokers, Finders and Advisors.  Obligo has not entered into any agreement resulting in the Operating Partnership or any of their subsidiaries having any obligation or liability as a result of the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Obligo for any brokerage, finder or advisory fees or charges of any kind whatsoever.

(e)                                  Regulation S.

(i)                                     Obligo represents and warrants that it is not a “U.S. person” (as defined in Rule 902(k) under the Securities Act of 1933, as amended (the “Securities Act”)) and that Obligo has its principal address outside the United States and was located outside the United States at the time any offer to receive the OP Shares and the Class B OP Shares was made to Obligo and at the time that this Agreement was executed by Obligo.

(ii)                                  Obligo represents and warrants that (1) it is acquiring the OP Shares and the Class B OP Shares for its own account (and not for the account of others) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; (2) it was not formed for the specific purpose of acquiring the OP Shares and the Class B OP Shares; (3) it understands that there is no established market for the OP Shares and the Class B OP Shares and that no public market for the OP Shares and the Class B OP Shares may develop and that no U.S. federal or state agency has passed upon the OP Shares and the Class B OP Shares, or made any findings or determination as to the fairness of an investment in the OP Shares and the Class B OP Shares; and (4) it is aware of the restrictions on  transfer contained in the Operating Partnership’s organizational documents.

(iii)                               Obligo understands that the OP Shares and the Class B OP Shares to be received as contemplated hereunder has not been registered under the Securities Act or U.S. state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws.

(iv)                              The Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Obligo contained herein.

(v)                                 The OP Shares and the Class B OP Shares cannot be resold unless registered under the Securities Act and applicable U.S. state securities laws, or unless an exemption from registration under the Securities Act is available.

(vi)                              Because of the restrictions on transfer or assignment, the economic risk of the OP Shares and the Class B OP Shares issued hereby may need to be borne for an indefinite period of time.

(vii)                           Certificates (if any) representing the OP Shares and the Class B OP Shares will bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

3.02                        Representations and Warranties of the Manager.   The Operating Partnership hereby represents and warrants to Obligo as follows as of the Closing, which representations and warranties shall survive the Closing:

(a)                                 Organization and Qualification. The Operating Partnership  is a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a material adverse effect on the Operating Partnership.  The Operating Partnership has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the Operating Partnership pursuant to this Agreement.  The Operating Partnership is not in default under any provision of its organizational documents.

(b)                                 Due Authorization.  This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Operating Partnership, and constitute the legal, valid and binding agreement of the Operating Partnership, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.

(c)                                  No Conflict.  (i) Neither the execution, delivery, nor performance of this Agreement or the Transaction Documents by the Operating Partnership, nor any action or omission on the part of the Operating Partnership required pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby will (1) result in a breach or violation of, or constitute a default under, any Legal Requirement; (2) result in a breach of any term or provision of the organizational documents of the Operating Partnership or result in the breach of any term or provision thereof; or (3) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument, indenture or other material document to which the Operating Partnership is a party or by which any of the properties of the Operating Partnership is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (1) or (3), for such breaches, cancellations, terminations, acceleration, breach or violation that would not reasonably be expected to result in a material adverse effect and (ii) The Operating Partnership is not, and will not, be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the Transaction Documents which has not already been given or obtained, except for such failure to give notice or obtain consent which would not reasonably be expected to result in a material adverse effect.

Section 4.                                           Covenants.

4.01                        Litigation Support.  In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transactions contemplated by this Agreement or the Transaction Documents, the other party will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance).

4.02                        Cooperation on Post-Closing Tax Matters.  The Operating Partnership and Obligo each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties agree (a) to retain all books and records with respect to Tax matters pertinent to Obligo and the Operating Partnership relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company or Obligo, as the case may be, shall allow the other party to take possession of such books and records.

4.03                        Regulation S.  During the period beginning on the date of issuance of the OP Shares and the Class B OP Shares to Obligo and ending one year after such date, Obligo agrees (i) to offer, sell, pledge or otherwise transfer the OP Shares and the Class B OP Shares only to a purchaser who certifies that it is not a “U.S. person” (as defined in Rule 902(k) under the Securities Act) and is not acquiring the OP Shares and/or the Class B OP Shares for the account or benefit of any U.S. person; (ii) to offer, sell, pledge or otherwise transfer the OP Shares and the Class B OP Shares only in accordance with the provisions of Regulation S under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and (iii) not to engage in hedging transactions with regards to the OP Shares and the Class B OP Shares unless in compliance with the Securities Act.

4.04                        Post Closing Business. As from the date of this Agreement and for a period of three years from the Closing Date, each of the Company and Operating Partnership undertake, on behalf of itself and on behalf of its subsidiaries, not to, directly or indirectly, without the prior written consent of Obligo:

a.                  Initiate, engage in or solicit for any mandate, business or assignment with the current customers of Obligo or Obligo’s subsidiaries;

b.                  Initiate, engage in or solicit for any mandate, business or other assignment, related to the assets or debt/liabilities owned or controlled by the current customers of Obligo or Obligo’s subsidiaries; or

c.                   Influence any of Obligo or Obligo’s subsidiaries’ employees, hired employees, independent contractors, consultants or similar to leave Obligo or the relevant subsidiary, or to hire or in any way employ, engage and/or make use of the services of any such employees, hired employees, independent contractors while engaged by Obligo.

Obligo agrees not to hire any of the Team for a period of three years from the Closing Date.

The Company and the Operating Partnership agree that they shall not create or become party to a business that competes with the business of Obligo. The parties acknowledge that the current business of the Company (as it is conducted as of the date of this Agreement) does not compete with the business of Obligo nor would the acquisition and management of additional real property assets by the Operating Partnership compete with Obligo nor would any financing or other acquisition activity by the Operating Partnership or any of its affiliates compete with Obligo.

Section 5.                                           Indemnification and Claims.

5.01                        Indemnification of Obligo.  The Operating Partnership shall indemnify and hold harmless Obligo and its respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Obligo Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Obligo Indemnified Party to the extent arising out of, resulting from, based upon or relating to (a) any breach of any representation or warranty made by  the Operating Partnership in this Agreement or in any of the Transaction Documents and (b) any failure by  the Operating Partnership to perform or fulfill any of its covenants, obligations or agreements required to be performed by the Operating Partnership under this Agreement or any of the Transaction Documents.

5.02                        Indemnification of the Company and the Operating Partnership.  Obligo shall indemnify and hold harmless the Company and the Operating Partnership and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Company Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to (a) any breach of any representation or warranty made by Obligo in this Agreement or in any of the Transaction Documents and (b) any failure by Obligo to duly and timely perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents. Obligo’s liability under this Agreement for any breach or indemnity obligation shall always be limited to a total maximum of the value of the OP shares and Class B OP Shares as of the Closing Date.

5.03                        Indemnification Procedures.  All claims for indemnification by any Indemnified Party under this Section 5 shall be asserted and resolved as follows:

(a)                                 If an Indemnified Party intends to seek indemnification under this Section 5, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses to the extent practicable) and provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request.  The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)                                 If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within 30 days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party assume the defense thereof; provided that the Indemnified Party may participate in such defense through counsel chosen by it at the sole cost and expense of the Indemnified Party.  If the Indemnifying Party does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the 30-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the defense thereof, and the Indemnifying Party shall cooperate with the Indemnified Party in connection therewith.  If the Indemnifying Party assumes the defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.  The Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall (i) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld or delayed, and (ii) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim.  Any defense costs required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

5.04                        Exclusive Remedy.  Except for claims based on fraud, willful misconduct, criminal activity or claims for equitable relief or injunctive relief, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Section 5 and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

Section 6.                                           Notices.  All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required.  Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery.  All such notices shall be addressed as follows:

If to the Operating Partnership: Polar Star Operating Partnership SCA.

c/o
Augentius Fund Administration (Luxembourg) S.A.
E Building,
Parc d’Activite Syrdall,
6 rue Gabriel Lippmann,
L- 5365
Munsbach
Luxembourg
Attention: Robert Washington

With a copy to:	Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Jay L. Bernstein

If to Obligo:	Obligo Investment Management AS
1 Bolette Brygge
Oslo, Norway
Attention: Chairman

Section 7.                                           Entire Agreement; Amendments.  This Agreement (together with any exhibits) contains or will contain the entire agreement among the parties with respect to the transactions contemplated hereby, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties.  This

Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.

Section 8.                                           Successors and Assigns.  The covenants, agreements, rights and options contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

Section 9.                                           Further Documents.  Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the transactions contemplated hereby, whether before or after the Closing.

Section 10.                                    Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of Norway, without regard to conflicts of law principles.

Section 11.                                    Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement.

Section 12.                                    Construction of Agreement.  No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 13.                                    No Waiver.  A waiver by either party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.

Section 14.                                    Severability.  In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

Section 15.                                    Headings.  The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

POLAR STAR OPERATING PARTNERSHIP
S.C.A. BY ITS SOLE MANAGER POLAR
STAR LUX GP SARL BY ITS SOLE MANAGER POLAR STAR REALTY TRUST INC. BY ITS CHIEF EXECUTIVE OFFICER

By:
Name: Bjarne Eggesbø
Title:

OBLIGO INVESTMENT MANAGEMENT AS

By:
Name: Jørgen Pleym Ulvness
Title: Chairman

LIST OF EXHIBITS

Exhibit A                                             Defined Terms

Exhibit B                                             Notice of Redemption